Exhbit 99.1

Pericom Semiconductor Reports Fiscal 2004 Fourth Quarter and Full Year Results

    SAN JOSE, Calif., July 27 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM) today announced results for its fiscal fourth quarter and full fiscal year ended June 30, 2004. Results include the acquired operations of SaRonix LLC since October 1, 2003.

    Net revenues for the fourth quarter were $20,029,000, up 8.5% from $18,466,000 in the previous quarter and are up 74.1% from $11,506,000 in the comparable period last year. GAAP net income for the quarter was $663,000, or $0.02 per share (diluted), compared to a GAAP net loss of $96,000, or ($0.00) per share, in the previous quarter and versus a GAAP net loss of $370,000, or ($0.01) per share, in the comparable period a year ago. Net revenues for the year ended June 30, 2004 were $66,417,000, up 47.7% from $44,958,000 a year ago. GAAP net loss for the year ended June 30, 2004 was $2,110,000, or ($0.08) per share, versus a GAAP net loss of $4,327,000, or ($0.17) per share, in the prior year comparable period.

    Our GAAP financial results include non-recurring charges which are explained in the reconciliation of pro forma and GAAP financial results that appears in the financial statements portion of this release. Pericom management believes pro forma financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring or otherwise unusual transactions. Our criteria for determining pro forma results may differ from the methods of other companies, and should not be regarded as a replacement for corresponding GAAP measures.

    Pro forma net income in the quarter ended June 30, 2004 was $348,000, or $0.01 per share (diluted), compared with a pro forma net loss of $56,000, or ($0.00) per share, in the previous quarter and a proforma net loss of $370,000, or ($0.01) per share, in the comparable period a year ago. Pro Forma net loss for the year ended June 30, 2004 was $923,000, or ($0.04) per share, versus a pro forma net loss of $2,739,000, or ($0.11) per share, in the prior year comparable period.

     Alex Hui, President and Chief Executive Officer of Pericom said, "We are pleased to report strong sequential revenue growth of 8.5%, in line with our guidance. Our IC ("Integrated Circuit") product line revenues grew 8.4% sequentially and Frequency Control Products ("FCP's") revenues advanced 8.7%. We continued to execute successfully on our transition to higher margin products in our IC product line, which is a key driver of our margin expansion. As a result, our overall gross margin increased 250 basis points sequentially to 36.1% and gross margin has grown 590 basis points since the comparable period last year.

    Last quarter also marks our return to bottom-line profitability. We are pleased with our steady progress and believe this will continue as design-ins that we've secured in our focus products continue to ramp to production. Lastly, we continue to have a very strong balance sheet and cash position that we will utilize strategically to fuel our growth."

    NEW PRODUCTS

    New products released during the quarter offer next generation solutions for customers in their focus market segments including communications, networking, storage, computing, and industrial. These products expand Pericom's higher margin focus product lines such as PCI Bridge and Timing Solutions.

    -- Pericom expanded its PCI Bridge portfolio with a new PCI-X to PCI-X Bridge (PI7C21P100) that targets bus expansion in next generation I/O intensive, high-bandwidth data communication and telecommunication applications such as Gigabit Ethernet, Fibre Channel, and RAID. Three new 2-port PCI Bridges were also added to the Bridge portfolio. PI7C8140A/8148A/8148B support 32-bit and 33/66MHz operation. These advanced devices target USB 2.0 and Firewire cards, video capture/decoder cards, and multimedia applications.

    -- The Company released three new advanced ultra-low voltage CMOS logic devices (PI74AUCxxx) for customers developing mixed voltage systems between 0.8V and 2.5V. The devices' lower operating voltages increase battery life, while offering 3.6V tolerance in support of legacy designs. Pericom's AUC devices are ideal for Consumer Electronics, Handheld Systems, Communications Devices, PCMCIA Cards, Switches/Routers, Servers, Base Stations, Test Equipment, and Industrial Computers.

    -- Pericom expanded its Clock IC timing portfolio with a new PLL based multiplier clock (PI6C4500) that reduces overall system cost by enabling customers to use a low cost crystal with our device to generate frequencies up to 160 MHz. This new device can be found within various applications such as Set-top Box, Communications Systems, Router/Switches, and Printers.

    -- The Company delivered two new Application Specific Switch products. The PI3DBV14 supports both TMDS and LVDS signals up to 300 MHz and is used in new LCD Flat Panel Displays or PDP Monitors. The PI3USB14 is used in Keyboard, Video, and Mouse products.

    -- We expanded our Frequency Control product line with two new VCXO products. The ST1308 is optimized for Digital TV infrastructure equipment, including broadcasting, distribution, networking, and storage platforms and the S1569J is optimized for optical telecom and synchronous Ethernet metro-area applications.

    SEPTEMBER 2004 QUARTER OUTLOOK

    The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

    -- With current visibility we believe net revenues will be relatively flat with the quarter just ended.

    -- Gross margin is expected to be in the 36-37% range, but this continues to be highly dependent on product mix including the mix between IC products and our frequency control product line.

    -- Operating expenses are expected to increase slightly from last quarter.

    -- Other income is expected to be in the range of $0.9 to $1.0 million.

    Pericom will adhere to Regulation Fair Disclosure. The Company will provide its investors and analysts with guidance in the areas of total revenues, gross margin, operating expenses and other income each quarter in our earnings releases and in our conference calls. We will not provide further guidance or updates during the quarter unless we do so via a press release.

    NOTE: Our fourth quarter and annual results telephone conference call will begin at 1:30 p.m. PDT today. The conference call may be accessed by calling 800-949-8963 and referencing conference number 8747314. A replay of the fourth quarter and annual results conference call will be available for 7 days commencing from 4:30 PM PDT today. The replay telephone number is 800-642-1687 (domestic) or 706-645-9291 (international) and the access code is 8747314. Please note also that the conference call will be simultaneously Webcast live at: www.pericom.com/investors followed by on-demand Webcast beginning at 4:30 p.m. PDT today through August 26, 2004
(Webcast requires Windows MediaPlayer).

    Pericom Semiconductor Corporation offers customers worldwide the industry's most complete silicon and quartz based solutions for the Computing, Communications, and Industrial market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, California, with design centers and sales offices located globally. http://www.pericom.com .

    This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the captions 'September 2004 Quarter Outlook' and statements regarding the Company's future growth, future revenues, gross margin, operating expenses, other income, our ability to expand margins by transitioning to higher margin products and the future production of our focus products. The company's actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, difficulties in integrating SaRonix with our business, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 30, 2003 and our quarterly report on Form 10-Q for the quarter ended March 27, 2004, and, in particular, the risk factors sections of those filings.


                      Pericom Semiconductor Corporation
                 Consolidated Statements of Operations - GAAP
                    (In thousands, except per share data)
                                 (unaudited)

                                         Three Months         Twelve Months
                                           Ended                  Ended
                                  Jun 30,   Mar 31, Jun 30,  Jun 30,  Jun 30,
                                   2004      2004    2003     2004     2003

    Net revenues                 $20,029  $18,466  $11,506  $66,417  $44,958

    Cost of revenues              12,789   12,275    8,027   45,182   31,468

       Gross profit                7,240    6,191    3,479   21,235   13,490

    Operating expenses:

       Research and development    3,513    3,451    2,871   14,161   11,347

       Selling, general and
        administrative             3,896    4,277    2,654   14,979   11,283

       Restructuring charge            0        0        0      784    1,431

            Total                  7,409    7,728    5,525   29,924   24,061

    Loss from operations            (169)  (1,537)  (2,046)  (8,689) (10,571)

    Other income, net                925    1,162    1,323    4,213    4,504

    Recovery (write down) of
     nonmarketable investment        (15)      10      116      (14)  (1,027)

    Income (loss) before income
     taxes                           741     (365)    (607)  (4,490)  (7,094)

    Income tax (benefit)              78     (269)    (237)  (2,380)  (2,767)

    Net income (loss)               $663     $(96)   $(370) $(2,110) $(4,327)

    Basic earnings (loss) per
     share                         $0.03   $(0.00)  $(0.01)  $(0.08)  $(0.17)

    Diluted earnings (loss) per
     share                         $0.02   $(0.00)  $(0.01)  $(0.08)  $(0.17)

    Shares used in computing
     basic earnings (loss)        26,388   26,166   25,705   26,075   25,721
    per share

    Shares used in computing
     diluted earnings (loss)
     per share                    27,289   26,166   25,705   26,075   25,721


                      Pericom Semiconductor Corporation
              Consolidated Statements of Operations - Pro Forma
                    (In thousands, except per share data)
                                 (unaudited)

                                        Three Months          Twelve Months
                                           Ended                  Ended
                                  Jun 30,  Mar 31,  Jun 30,  Jun 30,  Jun 30,
                                   2004     2004     2003     2004     2003

    Net revenues                 $20,029  $18,466  $11,506  $66,417  $44,958

    Cost of revenues              12,789   12,262    8,027   44,487   31,409

       Gross profit                7,240    6,204    3,479   21,930   13,549

    Operating expenses:

       Research and development    3,513    3,436    2,871   13,753   11,347

       Selling, general and
        administrative             3,896    4,046    2,654   14,339   11,216

            Total                  7,409    7,482    5,525   28,092   22,563

    Loss from operations            (169)  (1,278)  (2,046)  (6,162)  (9,014)

    Other income, net                925    1,162    1,323    4,213    4,503

    Recovery (write down) of
     nonmarketable investment        (15)      10      116      (14)      64

    Income (loss) before income
     taxes                           741     (106)    (607)  (1,963)  (4,447)

    Income tax (benefit)             393      (50)    (237)  (1,040)  (1,708)

    Net income (loss)               $348     $(56)   $(370)   $(923) $(2,739)

    Basic earnings (loss) per
     share                         $0.01   $(0.00)  $(0.01)  $(0.04)  $(0.11)

    Diluted earnings (loss) per
     share                         $0.01   $(0.00)  $(0.01)  $(0.04)  $(0.11)

    Shares used in computing
     basic earnings (loss)
    per share                     26,388   26,166   25,705   26,075   25,721

    Shares used in computing
     diluted earnings (loss)
    per share                     27,289   26,166   25,705   26,075   25,721

                      Pericom Semiconductor Corporation
   Reconciliation of Net Loss In Accordance With GAAP to Pro Forma Net Loss
                                (In thousands)
                                 (unaudited)

                                        Three Months         Twelve Months
                                           Ended                  Ended
                                    Jun 30, Mar 31,  Jun 30,  Jun 30,  Jun 30,
                                      2004   2004     2003    2004      2003

    Net income (loss) in accordance
     with GAAP                         $663   $(96)  $(370) $(2,110) $(4,327)

    Workforce reduction (Note 1)                               $231      125

    Restructuring charge (Note 2)                              $784    1,431

    Investment write off (Note 3)                                      1,091

    SaRonix inventory fair value
     adjustment (Note 4)                                       $573

    Write off of in-process R&D
     (Note 5)                                                  $360

    Amortization of customer backlog
     (Note 6)                                                  $320

    Write off furniture & fixtures
     (Note 7)                                  $45              $45

    Moving cost (Note 8)                      $214             $214

    Income tax benefit (Note 9)       $(315) $(219)         $(1,340)  (1,059)


    Net income (loss) on a Pro Forma
     basis                             $348   $(56)  $(370)   $(923) $(2,739)


    Notes to pro forma adjustments:

    Note 1: In November 2003 and November 2002 we reduced our total workforce by approximately 12% and 10%, respectively.

    Note 2: In December 2003 we recorded a non-recurring charge related to an unused leased facility resulting from our move to a new corporate headquarters. In December 2002 we recorded a non-recurring charge related to an unused leased facility.

    Note 3: In December 2002 we wrote off in its entirety an investment in another company that was deemed to be impaired.

    Note 4: In the three months ended December 2003 we sold inventory acquired from SaRonix that was written up to fair value in connection with the acquisition.

    Note 5: In the three months ended December 2003 we wrote off the cost of acquired in-process R&D.

    Note 6: In the three months ended December 2003 we completely amortized the cost of acquired customer backlog for which we did not incur related selling expenses.

    Note 7: In February 2004 we wrote off the net book value of furniture and fixtures no longer used due to the move to a new corporate headquarters.

    Note 8: In the three months ended March 2004 we recorded a non-recurring moving charge related to the move to a new corporate headquarters.

    Note 9: The tax benefit relating to the pro forma adjustments above. The adjustment in the quarter ended June 30, 2004, reflects the full year effective tax rate.



                      Pericom Semiconductor Corporation
                    Condensed Consolidated Balance Sheets
                                (In thousands)

                                                  As of               As of
                                              Jun 30, 2004      June 30, 2003*
                                               (unaudited)
                   Assets

    Current Assets:

          Cash & cash equivalents                  $13,965             $9,705
          Short-term investments                   130,412            139,285
          Accounts receivable                        7,549              4,302
          Inventories                               15,980              9,963
          Prepaid expenses and other
           current assets                              664              1,301
          Deferred income taxes                      5,564              1,401
                Total current assets               174,134            165,957

    Property and equipment, net                      6,442              6,305
    Investment in and advances to
     Pericom Technology, Inc.                        7,019              6,506
    Deferred income taxes-non current                1,419              1,085
    Other assets                                     8,438             10,384
                Total assets                      $197,452           $190,237


                Liabilities and Shareholders' Equity

    Current liabilities:

          Accounts payable                          $8,153             $4,170
          Accrued liabilities                        5,972              3,125
          Current portion of long-term
           debt                                      1,291                  0
                Total current
                 liabilities                        15,416              7,295

    Deferred income taxes                                0                  0
    Other long term liabilities                        139                619
                Total liabilities                   15,555              7,914

    Shareholders' equity:
          Common stock                             142,607            139,401
          Retained earnings and other               39,290             42,922
                Total shareholders'
                 equity                            181,897            182,323

                Total liabilities and
                 shareholders' equity             $197,452           $190,237


     * Derived from the June 30, 2003 audited consolidated financial statements

SOURCE  Pericom Semiconductor Corporation
    -0-                             07/27/2004
    /CONTACT: Mike Craighead, VP/Chief Financial Officer of Pericom Semiconductor Corporation, +1-408-435-0800 or fax, +1-408-435-1100/
    /Web site:  http://www.pericom.com /
    (PSEM)

CO:  Pericom Semiconductor Corporation
ST:  California
IN:  CPR MLM SEM STW ECP
SU:  ERN ERP CCA